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Wednesday March 7, 4:02 am Eastern Time

Press Release

FiberMark Announces Agreement to Acquire Decorative Specialties
International -- (DSI) -- From Rexam PLC And Plans for a $200 Million Debt Offering

BRATTLEBORO, Vt.--March 7, 2001--FiberMark, Inc. (NYSE:FMK) today announced the signing of an agreement to acquire Rexam Decorative Specialties International (DSI), the leading worldwide producer of latex-saturated decorative materials for specialty packaging, book production and publishing, printing and office products markets, from Rexam PLC, a global consumer packaging group. The purchase price is approximately $140 million in cash. The company anticipates financing the acquisition with a debt offering of $200 million, which will be used to fund the acquisition and refinance existing debt. The closing of the transaction, which is anticipated to occur within 30-45 days, is subject to certain contingencies, including government approval.

DSI, with annual revenues of approximately $137.5 million, is a wholly owned subsidiary of Rexam PLC. With six production facilities in the United States and the United Kingdom, DSI is headquartered in South Hadley, Massachusetts. DSI also produces coated cloth, bonded leather and other specialty base materials, complemented by considerable finishing capabilities in coating, saturating and embossing. Additionally, DSI makes a line of latex-saturated wallcovering base.

"This acquisition offers significant operational and marketing synergies," said Alex Kwader, president and chief executive officer of FiberMark. "DSI will increase the breadth of our cover material product lines in markets such as specialty packaging, book publishing, printing and office products. Its relationships with distributors are expected to provide expanded distribution opportunities for our existing covering materials, particularly in Europe. DSI's technical and coating expertise is expected to enable us to further enhance the aesthetic appeal and variety of our existing product lines. We also anticipate operational cost savings as we integrate DSI and FiberMark's papermaking and converting capabilities."

DSI will be FiberMark's sixth acquisition since 1994. "We are quite familiar with DSI, since it has been a large customer and we formerly owned part of its business, then known as Pajco," Kwader added.

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide. Products include filter media for transportation, vacuum cleaner bags, industrial and fast food applications; base materials for specialty tapes, labels, photographic and graphic arts applications, printed circuit boards, wallpaper, flooring materials and sandpaper, and cover materials for office and school supplies. The company currently has ten facilities throughout the United States and Europe.

This press release contains forward-looking statements. Actual results may differ depending on the economy and other risk factors discussed in the company's Form 10K filed with the SEC February 24, 2001 and accessible on the company's Web site: www.fibermark.com

Contact:

     FiberMark
     Janice C. Warren
     Corporate Communications Manager
     802/257-5981
     802/257-5900 (Fax)
     E-mail: info@fibermark.com